Exhibit 1.2
SANTANDER DRIVE AUTO RECEIVABLES TRUST 2007-2
ASSET BACKED NOTES
TERMS AGREEMENT

Dated: August 23, 2007

To:	SANTANDER CONSUMER USA INC.
SANTANDER DRIVE AUTO RECEIVABLES LLC

Re:	Underwriting Agreement, dated August 23, 2007
1.	Terms of the Notes

	Initial Note		Final Scheduled
Class	Balance	Interest Rate	Payment Date
A-1	$103,000,000	5.8014%	September 15, 2008
A-2	$128,000,000	LIBOR + 0.35%	January 18, 2011
A-3	$369,000,0000	LIBOR + 0.80%	August 15, 2014
2.	Underwriters
          The Underwriters named below are the “Underwriters” for the purpose of this Agreement and for the purposes of the above-referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein and made a part hereof.
Wachovia Capital Markets, LLC
Fortis Securities LLC
J.P. Morgan Securities Inc.
UBS Securities LLC
Guzman & Company

Exhibit 1.2
3.	Ratings

Rating Agency and Ratings
Class	Standard & Poor’s/Moody’s
Class A-1	A-1+/Prime-1
Class A-2	AAA/Aaa
Class A-3	AAA/Aaa
4.	Underwriting Liability

Underwriting Liability	Class A-1	Class A-2	Class A-3
Wachovia Capital Markets, LLC	$84,300,000	$104,800,000	$301,900,000
Fortis Securities LLC	10,700,000	13,200,000	38,400,000
J.P. Morgan Securities Inc.	3,200,000	4,000,000	11,500,000
UBS Securities LLC	3,200,000	4,000,000	11,500,000
Guzman & Company	1,600,000	2,000,000	5,700,000
Total Amount	$103,000,000	$128,000,000	$369,000,000
5.	Purchase Price, Discounts and Concessions

	Class A-1	Class A-2	Class A-3
Gross Purchase Price	100.000%	100.000%	100.000%
Underwriting Discount	0.120%	0.160%	0.190%
Net Purchase Price	99.880%	99.840%	99.810%
Maximum Dealer Selling Concessions	0.072%	0.096%	0.114%
Maximum Dealer Reallowance Discounts	0.036%	0.048%	0.057%
6.	Time of Sale
          10:30 a.m. (Eastern Time) (U.S.) on August 23, 2007 (the time the first Contract of Sale was entered into as designated by the Representative.)
7.	Closing Date
          Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Seller and Santander Consumer hereby agree that the Closing Date shall be September 5, 2007, 10:00 a.m., New York City time.

Exhibit 1.2
          The Underwriters agree, severally and not jointly, to purchase the Notes subject to the terms and provisions of this Terms Agreement and the above-referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof.

WACHOVIA CAPITAL MARKETS, LLC
By:	/s/ Chad Kobos
Name: Chad Kobos
Title: Director

For itself and as representative of the other several Underwriters named in this Terms Agreement.

Exhibit 1.2

Accepted and Agreed:

SANTANDER DRIVE AUTO RECEIVABLES, LLC as Seller

By	/s/ Jim W. Moore
Name: Jim W. Moore
Title: Vice President

SANTANDER CONSUMER USA INC.

By	/s/ Jim W. Moore
Name: Jim W. Moore
Title: Vice President